EXHIBIT 10.26

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 31st day of August, 2009, by and between CARACO PHARMACEUTICAL LABORATORIES, LTD. (the “Company”) and JITENDRA N. DOSHI (“Executive”).

WITNESSETH

WHEREAS, the Company desires to employ Executive as interim Chief Executive Officer; and

WHEREAS, Executive desires to be employed by the Company as its interim Chief Executive Officer; and

WHEREAS, the parties hereto are desirous of entering into a formal agreement of employment.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties covenant and agree as follows:

1.	Employment. Executive shall serve as the Chief Executive Officer of the Company on an interim basis.

2.
Duties.  Executive shall diligently and conscientiously devote, on a full-time basis, his best efforts to the discharge of his duties as established from time to time by the Bylaws of the Company, the Board of Directors of the Company and the Compensation Committee of the Company.

3.	Compensation. Executive shall receive the following compensation from the Company:

(a)           Base Salary.  The Company shall pay Executive a base salary at a rate of $275,000 annually, subject to all applicable withholdings, for services rendered as the interim Chief Executive Officer.  To the extent applicable, Executive’s base salary shall be reviewed annually, and may be adjusted based upon performance and other relevant factors deemed reasonable by the Company.

(b)           Other Benefits.  Executive shall be entitled to participate in any plan or program of employee benefits maintained by the Company for all employees as of the date hereof, and which may be hereafter adopted or modified by the Company, and which is or shall be available to Executive as a result of his employment by the Company pursuant to this Agreement, subject to the requirements of such plans or programs. In addition, a list of specific benefits to which Executive shall be entitled is set forth in Exhibit “A,” a copy of which is attached hereto and is herein incorporated by reference.

(c)           Vacations. Executive shall be entitled to four (4) weeks paid vacation on an annual basis.

4.
Term.  Unless terminated earlier in accordance with Section 5 hereof, the term of this Agreement shall be deemed to have commenced as of July 28, 2009, and shall continue for a period of one (1) year thereafter, and shall automatically renew for successive one-year periods at the end of the each one (1) year term.

5.
At-Will Employment.  The parties agree that the Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice.  However, as described in Section 6 hereof, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

6.	Severance Benefits. Executive shall receive the severance described below in full settlement of the termination of his employment with the Company:

(a)           If the Company terminates Executive for “just cause” or if Executive terminates his employment without cause or in the event of the death of Executive, Executive shall only be entitled to the base salary and benefits earned by him prior to such termination or date of death.  For purposes of this Agreement, “just cause” shall mean dishonesty, or refusal or failure by Executive to faithfully or diligently perform the duties contemplated by this Agreement, including but not limited to the failure of Executive to adhere to the policies of the Board.

(b)           In the event that the Company terminates Executive without “just cause”, or if Executive terminates for “cause not attributable to him,” Executive shall receive a severance package as follows:

i.	Executive shall receive monthly base salary payments, less all applicable withholdings, for six (6) months from the date of termination;

ii.	The Company shall continue premium coverage payments for health insurance for six (6) months from the date of such termination; and

iii.	Any stock options that would become available for exercise at the end of the year during which such termination occurred shall vest.

For purposes of this Agreement, for “cause” not attributable to Executive shall mean the Company failing to make any payment of base salary to him within thirty (30) days after such payment is due.

7.
Resignation From Board.  Upon termination from employment for any reason, Executive shall be deemed to thereby resign from the Board of Directors of the Company and shall also be deemed to thereby resign from all director and officer positions with any subsidiary of the Company.  Executive shall provide the Company, upon request, with a signed letter(s) further evidencing such resignation(s).

8.
Confidentiality.  At all times, Executive shall keep secret and inviolate and shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons or misuse in any way any knowledge or secrets, personnel histories, sales information, computer programs, assets, accounts, books, records, customers, operations, personnel and contracts of the Company which Executive knows or hereafter comes to know as a result of his association with or which is unique to the Company (“Confidential Information”).  Executive may disclose Confidential Information if required by any judicial or governmental request, requirement or order; provided that he take reasonable steps to give the Company sufficient prior notice to contest such request, requirement or order.  The provisions of this Paragraph 8 shall survive the termination of this Agreement and Executive’s employment with the Company.

9.
Waiver.  Failure by either party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver by that party of any such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of any such right or power at any other time or times.

10.	Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

11.
Nontransferability.  Neither Executive, nor his heirs, assigns or estate shall have the right to assign, encumber or dispose of any payment or right hereunder, which payment and right is expressly declared nonassignable and nontransferable except as otherwise specifically provided herein.

12.
Successors and Assigns.  The Company and Executive bind themselves, and their respective partners, successors, permitted assigns, heirs and legal representatives to all of the terms and conditions of this Agreement.

13.
Assignment.  This Agreement, and any or all rights hereunder, may not be assigned, in whole or in part, by Executive.  The Company may assign this Agreement, in whole or in part, and any or all of its rights hereunder.

14.
Notices.  Every notice or other communication required or permitted to be given under this Agreement (“Notice”) shall be in writing and shall be given by registered or certified mail, postage prepaid, return receipt requested, or by delivery of such Notice personally or by causing such Notice to be delivered next day delivery by reputable air courier.  All such Notices shall be mailed or delivered to the parties at the following addresses:

If to Company:  CARACO PHARMACEUTICAL LABORATORIES, LTD.
Board of Directors
1150 Elijah McCoy Drive
Detroit, Michigan 48202

If to Employee:  Jitendra N. Doshi
4020 Kodiak Ct.
Powell, Ohio 43065

or other such addresses as the parties may from time to time designate by written notice.  Delivery under this Paragraph 14, when by mail, shall be effective as of the date upon which the return receipt is accepted or refused.  A Notice personally delivered under this Section 14 shall be effective upon such delivery or, if delivery is refused, upon such refusal.  A Notice delivered next day delivery by reputable air courier shall be effective upon the next business day after having been sent.

15.	Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan.

16.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts together shall constitute one instrument.

17.
Entire Agreement.  The foregoing provisions contain the entire agreement of the parties hereto, and no modification hereof shall be binding upon the parties unless the same is in writing and signed by the respective parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CARACO PHARMACEUTICAL
LABORATORIES, LTD.
a Michigan corporation

By: /s/ Dilip S. Shanghvi
Dilip S. Shanghvi
Chair, Compensation Committee

EMPLOYEE

By: /s/ Jitendra N. Doshi
Jitendra N. Doshi